UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 12 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 15, 2004

Commission File Number 1-6227

LEE ENTERPRISES, INCORPORATED
(Exact name of Registrant as specified in its charter)

    Delaware                                 42-0823980
            (State of Incorporation)    (I.R.S. Employer Identification No.)

215 N. Main Street, Davenport, Iowa 52801
(Address of Principal Executive Offices)

(563) 383-2100
Registrant’s telephone number, including area code

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On January 15, 2004, the Registrant entered into a definitive agreement with Liberty Group Publishing to exchange the daily newspapers and other publications described in the news release set forth below. The transaction is subject to various conditions and other customary contingencies for a transaction of this nature. The transaction is anticipated to be completed within 45 days.

In connection with the announcement of the transaction, the Registrant issued the following news release.

NEWS RELEASE

Lee Enterprises and Liberty Group Publishing to exchange newspapers

DAVENPORT, Iowa, and NORTHBROOK, Illinois (Jan. 15, 2004) — Lee Enterprises, Incorporated (NYSE: LEE), and Liberty Group Publishing have agreed to an exchange of daily newspapers and other properties as they strengthen regional clusters.

Lee will receive the South Idaho Press in Burley, Idaho, and the Elko Daily Free Press in Elko, Nevada. The South Idaho Press has Monday-Friday and Sunday circulation of 4,000. The Elko Daily Free Press has Monday-Saturday circulation of 6,500. Lee also will receive five weekly newspapers in Idaho – the Minidoka County News in Rupert, the Wood River Journal in Hailey, The Gooding County Leader in Gooding, Northside News in Jerome and the Lincoln County Journal in Shoshone – and three specialty publications – Super Tuesday in Burley, Wood River Journal Dining Guide in Hailey and Sagebrush Saver in Elko. Websites include www.southidahopress.com, www.elkodaily.com and www.woodriverjournal.com.

Liberty will receive The Leader in Corning, New York, and The Journal-Standard in Freeport, Illinois. The newspapers have daily and Sunday circulation of 13,500 to 14,000. Their websites are www.the-leader.com and www.journalstandard.com. Liberty also will receive three other publications in Freeport – The Scene, Homefront Real Estate Magazine and Wheels For You.

The announcement was made today by Mary Junck, chairman and chief executive officer of Lee Enterprises, and Kenneth L. Serota, chairman and chief executive officer of Liberty Group Publishing. They said the transaction is expected to close in February.

Junck said the incoming publications will become part of Lee’s regional business unit centered in Twin Falls, Idaho. It includes The Times-News, a 22,800-circulation daily-Sunday newspaper; Ag Weekly, Magic Values Shopper, TV Weekly, Wheels For You, South Idaho Business, Dairy Monthly, Horse Quarterly and Cattle Country.

“In this exchange of similarly sized properties, Lee is both acquiring and giving up quality publications staffed by talented people,” Junck said. “However, as we have shown in other Lee markets, strategic groupings of regional publications can benefit readers, advertisers and stockholders alike. We’re particularly excited about expanding our position in the growing southern Idaho and northern Nevada markets.”

Junck said the exchange will have only a nominal impact on Lee earnings, as the Corning and Freeport publications represent less than 1.5 percent of Lee’s total revenue and less than 1 percent of operating income. She said any gain or loss associated with the transaction will be recorded in discontinued operations in the March quarter. Lee acquired the Corning and Freeport newspapers, along with 14 other dailies, in 2002 as part of the purchase of Howard Publications.

She said that, in addition to strengthening regional clusters, Lee continues to seek opportunities to acquire daily newspapers with circulation of 30,000 and up in growing midsize markets.

Serota said the trade will expand the holdings of Liberty Group Publishing to 28 dailies, weeklies and shopper’s guides in New York and to 100 dailies, weeklies and shopper’s guides in Illinois.

He added: “We are delighted to add The Leader and The Journal-Standard to our network of publications in New York and Illinois. Both are excellent newspapers, and we look forward to continuing their strong traditions while providing the readers and advertisers greater scope and reach as part of our regional clusters.”

Liberty Group Publishing is among the largest and fastest growing publisher of community newspapers in the United States, specializing in publications with daily circulation of less than 20,000. The company owns more than 300 publications, including 65 daily newspapers, each with a website serving as the local portal within its community. The company is controlled by Leonard Green & Partners, L.P., a Los Angeles-based private merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs of established companies. Leonard Green & Partners, L.P. currently has in excess of $3.7 billion in private equity capital under management. More information about the company is available at www.liberty-group.com.

Lee Enterprises is based in Davenport, Iowa, and is the premier publisher of daily newspapers in midsize markets. Lee owns 38 daily newspapers and a joint interest in six others, along with associated online services. Lee also publishes nearly 200 weekly newspapers, shoppers and classified and specialty publications. Lee has 6,700 employees in 18 states. Lee stock is traded on the New York Stock Exchange under the symbol LEE. More information about Lee Enterprises is available at www.lee.net.

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. This release contains information that may be deemed forward-looking and that is based largely on the Company’s current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are changes in advertising demand, newsprint prices, interest rates, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in integration of acquired businesses or maintaining employee and customer relationships and increased capital and other costs. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not publicly undertake to update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2163
                kserota@liberty-group.net, (847) 272-2244

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEE ENTERPRISES, INCORPORATED

Date: January 16, 2004	/s/Carl G. Schmidt
Carl G. Schmidt
Vice President, Chief Financial Officer,
and Treasurer